UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 11, 2014

First Citizens Banc Corp

(Exact name of Registrant as specified in its charter)

Ohio	001-36192	34-1558688
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	( IRS Employer Identification No.)

100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870

(Address of principle executive offices)

Registrant’s telephone number, including area code: (419) 625-4121

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 11, 2014, First Citizens Banc Corp (“First Citizens”) and TCNB Financial Corp. (“TCNB”) issued a press release announcing the signing of an Agreement and Plan of Merger (the “Merger Agreement”) by and among First Citizens, FC Merger Corp., a newly-formed Ohio corporation and wholly-owned subsidiary of First Citizens (“Merger Corp.”), and TCNB pursuant to which First Citizens will acquire TCNB and its wholly-owned subsidiary, The Citizens National Bank of Southwestern Ohio (“Citizens National”). A copy of the Merger Agreement is attached hereto as Exhibit 2.1, and a copy of the press release announcing the execution of the Merger Agreement is attached hereto as Exhibit 99.1.

Under the terms of the Merger Agreement, First Citizens has agreed to pay $23.50 in cash for each of the 733,000 outstanding TCNB common shares. In addition, First Citizens has agreed to cash out all of the 3,500 outstanding TCNB stock options for an amount equal to the difference between $23.50 per share and the exercise price of the stock options. The aggregate cash consideration to be paid by First Citizens in respect of the outstanding TCNB common shares and the cash-out of outstanding TCNB stock options is approximately $17.2 million.

It is anticipated that Citizens National will be merged with and into First Citizens’ bank subsidiary, The Citizens Banking Company, upon completion of the transaction. At that time, Citizens National’s three banking offices located in Dayton, Ohio will become branches of The Citizens Banking Company. As of June 30, 2014, TCNB and Citizens National had total consolidated assets of $105 million, total loans of $75 million and total deposits of $93 million.

The Merger Agreement contains representations and warranties of both parties and customary conditions to the parties’ obligations to close the transaction, as well as agreements to cooperate in the process of consummating the transaction. The Merger Agreement also contains provisions limiting the activities of TCNB and Citizens National which are outside the ordinary and usual course of business, including restrictions on the payment of dividends to shareholders, employee compensation, and acquisitions and dispositions of assets and liabilities, pending the completion of the merger.

The merger is anticipated to be completed during the first quarter of 2015, and is subject to the satisfaction of the closing conditions in the Merger Agreement and the approval of the appropriate regulatory authorities and of the shareholders of TCNB. The directors of TCNB have agreed to vote their TCNB common shares in favor of approval of the Merger Agreement.

The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement attached hereto as Exhibit 2.1.

Cautionary Statement

The Merger Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

Item 9.01 Financial Statements and Exhibits

(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibits. The following exhibits are being filed with this Current Report on Form 8-K:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of September 10, 2014, by and among First Citizens Banc Corp, FC Merger Corp. and TCNB Financial Corp.

99.1	Press Release issued by First Citizens Banc Corp on September 11, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Citizens Banc Corp
(Registrant)

Date: September 11, 2014	/s/ Todd A. Michel
Todd A. Michel,
Senior Vice President and Controller

INDEX TO EXHIBITS

Current Report on Form 8-K

Dated September 10, 2014

First Citizens Banc Corp

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of September 10, 2014, by and among First Citizens Banc Corp, FC Merger Corp. and TCNB Financial Corp.

99.1	Press Release issued by First Citizens Banc Corp on September 11, 2014